UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________________________

FORM 8-K

__________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 10, 2010

                  ZYGO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0964500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Laurel Brook Road, Middlefield, CT		06455-0448
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:                              (860) 347-8506

                                                                   Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Result of Operations and Financial Condition.

Zygo Corporation (the “Company”) has determined that its previously issued interim financial information included in the Form 8-K dated May 4, 2010 (the “Financial Information”) should not be relied upon because of errors identified in such financial information.

The error in the financial information furnished in the Form 8-K relates to the allocation of income taxes between continuing operations and discontinued operations in the comparable prior year periods presented, which are the three and nine months ended March 31, 2009. Based on current information, the aggregate effect of all corrections is expected to result in a decrease in the loss from continuing operations, net of tax, of approximately $800,000, or $0.05 per share, for the three and nine months ended March 31, 2009 and a corresponding increase in the loss from discontinued operations, net of tax, of approximately $800,000, or $0.05 per share, for the same periods.

The information furnished pursuant to this Item of the Current Report on Form 8-K shall not be deemed to be “filed” under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Section 11 or 12(a)(2) of the Securities Act of 1933, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report and irrespective of any general incorporation language in such filing, unless the Company expressly states in such filing that such information is to be considered or incorporated by reference therein.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)          The Company has determined on May 10, 2010 that its previously issued interim condensed consolidated financial statements for the quarterly periods ended September 30, 2009 and 2008 and December 31, 2009 and 2008 filed in Quarterly Reports on Form 10-Q (“Financial Statements”) should not be relied upon because of errors in those Financial Statements and that such Financial Statements should be restated to correct those errors. Specifically, the Financial Statements contained inadvertent accounting errors in the Company’s statements of cash flows related to the allocation of cash flows from operating activities between continuing operations and discontinued operations for those periods

We anticipate restating our statements of cash flows in such Financial Statements related to the allocation of cash flows provided from and used for operating activities between continuing operations and discontinued operations, and we expect that the restatements will increase net cash provided by operating activities from continuing operations. The majority of the changes were the result of our failure to properly allocate the loss from discontinued operations to the cash used for discontinued operations. Other changes were due to items not properly classified as discontinued operations. Based on current information, the aggregate effect of all corrections in the statements of cash flows included in the interim condensed consolidated financial statements for the quarterly periods ended September 30, 2009 and 2008 is expected to result in an increase in the net cash provided by operating activities from continuing operations of approximately $800,000 and $700,000, respectively, and a corresponding increase in the net cash used for operating activities from discontinued operations of $800,000 and $700,000 for the quarterly periods ended September 30, 2009 and 2008, respectively. Based on current information, the aggregate effect of all corrections in the statements of cash flows included in the interim condensed consolidated financial statements for the quarterly periods ended December 31, 2009 and 2008 is expected to result in an increase in the net cash provided by operating activities from continuing operations of approximately $1.2 million and $500,000, respectively, and a corresponding increase in the net cash used for operating activities from discontinued operations of $1.2 million and $500,000 for the quarterly periods ended December 31, 2009 and 2008, respectively.

We are finalizing our review and analysis of the aggregate effect of all necessary corrections to our previously filed financial statements in connection with the restatements, and believe that all issues which will require restatement of our financial statements have been identified. We do not expect to make any adjustments with respect to any balance sheets or income statements previously filed with the Securities and Exchange Commission (“SEC”). Nonetheless, the estimated restatement amounts disclosed above remain unaudited.

The Audit Committee of the Company has discussed the matters relating to the accounting errors in the allocation of cash flows from operating activities between continuing operations and discontinued operations with the Company’s independent registered public accounting firm. The Company intends to file amended Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2010 with the SEC as soon as practicable.

Management of the Company has evaluated the impact of the restatements of the previously issued financial statements on the Company’s assessments of the effectiveness of its internal control over financial reporting as of the applicable periods, and concluded that a material weakness existed in the Company’s internal control over financial reporting.

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future, including expected restatement adjustments to previously issued consolidated financial statements, and possible material weaknesses in internal control over financial reporting are forward-looking statements. The actual amounts and effects of the Company’s restatement adjustments, and the number or type of material weaknesses in internal control over financial reporting, and the actual dates for its amended SEC filings, could differ materially from those projected in such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION
Date: May 14, 2010	/s/ Walter A. Shephard Name: Walter A. Shephard Title: Vice President, Finance, Chief Financial Officer and Treasurer